Exhibit 99.1

Consolidated Water Reports Second Quarter 2026 Results

GEORGE TOWN, Grand Cayman, Cayman Islands, August 10, 2026 -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: CWCO), a leading designer, builder and operator of advanced water treatment plants, reported results for the second quarter ended June 30, 2026. All comparisons are to the same prior-year period unless otherwise noted.

Consolidated Water will hold a conference call at 11:00 a.m. Eastern time tomorrow to discuss the results (see dial-in information below).

Second Quarter 2026 Financial Summary

●	Total revenue decreased 2% to $32.9 million.
●	Retail revenue was relatively consistent at $8.7 million, up 0.3%.
●	Bulk revenue increased 20% to $9.9 million primarily due to a significant increase in energy-related revenue in the Bahamas operations and, to a lesser extent, revenue from two new seawater desalination plants on Cat Island, The Bahamas, commissioned in 2026.
●	Services revenue increased slightly by 1% to $11.6 million.
●	Manufacturing revenue decreased by 49% to $2.7 million primarily due to a decrease in the total dollar amount of new purchase orders.
●	Net income from continuing operations attributable to company stockholders totaled $4.0 million or $0.25 per diluted share, compared to $5.2 million or $0.32 per diluted share in the second quarter of 2025.
●	Including discontinued operations, net income attributable to company stockholders totaled $3.9 million or $0.24 per diluted share, compared to $5.1 million or $0.32 per diluted share in the second quarter of 2025.
●	Cash and cash equivalents increased to $132.6 million, and working capital increased to $144.6 million as of June 30, 2026.

Second Quarter 2026 Operational Highlights

●	Received a 25-year exclusive water production and supply concession and water utility license to provide water to Seven Mile Beach and West Bay, two of the three most populated areas of Grand Cayman.

●	Commissioned a seawater desalination plant on Cat Island, The Bahamas, bringing to two the total plants commissioned on the island in 2026. The plants supply potable water to the Water and Sewerage Corporation of The Bahamas.
●	Received an extension of the operating and maintenance agreements for the Water Authority-Cayman’s North Sound and North Side Water Works plants in Grand Cayman from July 1, 2026, through March 31, 2027.
●	Appointed Sachin Chawla to the new position of senior vice president, strategy and growth. He brings to Consolidated Water more than 25 years of water industry leadership experience spanning public and private sector businesses, including a deep background in large-scale desalination projects, public utility operations and complex project development.

Management Commentary

“In Q2, revenue grew across our retail, bulk and services segments, while manufacturing revenue fell by about half, reducing consolidated revenue by 2%,” said Consolidated Water CEO Rick McTaggart. “Manufacturing revenue declined due to a decline in the total dollar amount of new purchase orders for 2026 projects compared with last year, when a large late-2024 order benefited first-half revenue in 2025.

“Retail revenue was relatively consistent despite slightly wetter weather, which contributed to a 2% decline in the water volume we sold in Grand Cayman. The volume decline was offset by a base water rate increase for a major non-potable water customer resulting from the expiration of that customer’s concessionary water purchase agreement in May 2026.

“Bulk revenue increased 20% and gross profit increased 27%, primarily due to higher energy pass-through charges by CW-Bahamas driven by significantly higher energy costs. Revenue and gross profit also benefited from two new Cat Island desalination plants supplying potable water to the Water and Sewerage Corporation of The Bahamas.

“Cost reductions lowered G&A expenses in the retail and bulk segments, contributing to income from operations growth in both segments. Services G&A expenses also decreased but were offset by higher cost of revenue due to a revenue mix this past quarter comprising a higher proportion of construction revenue and a lower proportion of higher-margin O&M, design and consulting revenue.

“Services revenue from O&M contracts declined by about $2.2 million due to the expiration of PERC’s contracts with two customers in the first quarter of 2026. Lower O&M revenue was partially offset by a new municipal contract in southern California, awarded to PERC in November 2025, that is expected to generate approximately $4.5 million in revenue over the three-year contract term.

“Construction revenue increased $2.5 million, driven by two previously announced water treatment plant construction projects, specifically a $3.9 million drinking water plant expansion in Colorado, and an $11.7 million wastewater recycling plant in California. Both of these projects are scheduled to be completed this year.

“In July, our client issued a limited notice to proceed for a $204 million project to design, construct, operate and maintain a 1.7-million gallon-per-day seawater desalination plant in Kalaeloa, Hawaii. The notice authorizes approximately $6 million for procurement of long-lead equipment. Procuring long-lead equipment at this stage should help reduce potential scheduling pressure and enable the project to move forward more efficiently once all of the required permits are in place. We continue to expect construction to start later this year and believe the project will significantly contribute to revenue and earnings growth in future periods.

“Subsequent to the quarter, we announced the receipt of purchase orders totaling approximately $10.1 million for municipal water treatment equipment in Florida. These purchase orders represent our largest municipal membrane equipment order and our largest horizontal cartridge filter order to date, demonstrating the strength and breadth of our manufacturing capabilities.

“Based on current backlog, we expect manufacturing revenue to improve in future periods. We are seeing a very active market for our products and services for the remainder of this year, particularly for municipal water projects in Florida. Our extensive experience manufacturing large-scale membrane-based water treatment systems, combined with our Ft. Pierce, Florida location, positions us well to capitalize on growth opportunities in the Florida market, which we believe will benefit 2026 and 2027 performance.

“We expect our diversified water solutions platform to continue driving growth and enhanced shareholder value. Our Grand Cayman retail operations, recurring Caribbean bulk water revenue, and expanding opportunities across U.S. manufacturing, design-build and O&M provide multiple avenues for sustained performance. Supported by a strong balance sheet, we believe we are well positioned to move decisively on desalination and water infrastructure opportunities across the Caribbean and North America, while also pursuing strategic acquisitions and partnerships that can further accelerate growth.”

Second Quarter 2026 Financial Results

Revenue totaled $32.9 million, decreasing 2% from $33.6 million in the second quarter of 2025 The decrease was due to a $2.5 million decline in the manufacturing segment, partially offset by increases of $23,000 in the retail segment, $1.7 million in the bulk segment and $137,000 in the services segment.

Retail revenue remained consistent despite a 2% decrease in the volume of water sold. The decrease was offset by an increase in the rate charged and volume of water sold to a major non-potable water customer.

The increase in bulk segment revenue was primarily due to an increase in energy-related revenue in the Bahamas operations, and to a lesser extent from revenue earned from CW-Bahamas’ new plants on Cat Island, The Bahamas.

The increase in services segment revenue was primarily due to construction revenue that totaled $5.3 million, up 89% from the second quarter of 2025. The increase in construction revenue was due to incremental revenue generated by a project in Colorado and a project in California. The increase in services segment revenue was partially offset by a decrease of revenue generated under O&M contracts that totaled $6.0 million for the second quarter of 2026, a decrease of 27% from the second quarter of 2025. The decrease in O&M revenue was due to the expiration of two PERC contracts.

Manufacturing segment revenue decreased by $2.5 million, or 49%, to $2.7 million, as compared to $5.2 million in the second quarter of 2025. The decrease was due to a decrease in the total dollar amount of new purchase orders.

Gross profit for the second quarter of 2026 was $11.0 million (33% of total revenue), as compared to $12.8 million (38% of total revenue) in the second quarter of 2025. The decrease was due to the decline in manufacturing revenue mentioned above.

Net income from continuing operations attributable to Consolidated Water stockholders for the second quarter of 2026 was $4.0 million, or $0.25 per diluted share, compared to net income of $5.2 million, or $0.32 per diluted share, in the second quarter of 2025.

Including discontinued operations, net income attributable to Consolidated Water stockholders for the second quarter of 2026 was $3.9 million or $0.24 per diluted share, compared to net income of $5.1 million, or $0.32 per diluted share, in the second quarter of 2025.

Cash and cash equivalents totaled $132.6 million as of June 30, 2026, with working capital of $144.6 million and stockholders’ equity of $225.6 million.

First Half 2026 Financial Results

Revenue for the first half of 2026 was $62.8 million, a decrease of 7% from $67.3 million in the same year-ago period. The decrease was due to decreases of $811,000 in the retail segment and $7.0 million in the manufacturing segment. These decreases were partially offset by increases of $2.0 million in the bulk segment and $1.3 million in the services segment.

Retail revenue decreased due to a 6.3% decrease in the volume of water sold. The decrease was attributable to significantly greater rainfall on Grand Cayman in 2026, as 2025 rainfall was well below historical norms.

The increase in bulk segment revenue was primarily due to an increase in energy-related revenue in the Bahamas operations and, to a lesser extent, from revenue earned from CW-Bahamas’ new plants on Cat Island, The Bahamas.

The increase in services segment revenue was primarily due to construction revenue that totaled $7.4 million, up 47% from the first half of 2025. The increase in construction revenue was due to incremental revenue generated by a project in Colorado and a project in California. The increase in services segment revenue was partially offset by a decrease of revenue generated under O&M contracts that totaled $14.9 million for the first half of 2026, a decrease of 7% from the first half of 2025. The decrease in O&M revenue was due to the expiration of two PERC contracts.

Manufacturing segment revenue decreased by $7.0 million, or 63%, to $4.1 million as compared to $11.0 million in the first half of 2025.

Gross profit for the first half of 2026 was $21.9 million (35% of total revenue), as compared to $25.1 million (37% of total revenue) in the first half of 2025. The decrease was primarily due to a decrease of $2.7 million in manufacturing segment gross profit and, to a lesser extent, decreases in the retail segment and the services segment gross profit. The decrease in gross profit was partially offset by an increase in gross profit for the bulk segment. The improvement in bulk segment gross profit reflects a $226,000 decrease in insurance expense for CW-Bahamas.

Net income from continuing operations attributable to Consolidated Water stockholders for the first half of 2026 was $7.9 million, or $0.49 per diluted share, compared to net income of $10.1 million, or $0.63 per diluted share, in the first half of 2025.

Including discontinued operations, net income attributable to Consolidated Water stockholders for the first half of 2026 was $7.7 million or $0.48 per diluted share, compared to net income of $9.9 million or $0.62 per diluted share in the first half of 2025.

Second Quarter 2026 Segment Results

	Three Months Ended June 30, 2026
	Retail	Bulk	Services	Manufacturing	Corporate	Total
Revenue	$8,660,947	$9,934,060	$11,585,573	$2,689,782	$—	$32,870,362
Cost of revenue	3,805,970	6,722,244	9,686,546	1,692,213	—	21,906,973
Gross profit	4,854,977	3,211,816	1,899,027	997,569	—	10,963,389
General and administrative expenses	899,499	340,147	1,474,321	519,072	4,009,983	7,243,022
Gain (loss) on asset dispositions, net	24,589	—	(270)	—	—	24,319
Income (loss) from operations	3,980,067	2,871,669	424,436	478,497	(4,009,983)	3,744,686
Interest income	28,819	184,812	245,179	—	186,775	645,585
Interest expense	—	—	(237)	—	(242)	(479)
Income (loss) from affiliates	—	—	—	(429)	61,850	61,421
Other	17,203	6,222	384	90	213	24,112
Other income (loss), net	46,022	191,034	245,326	(339)	248,596	730,639
Income (loss) before income taxes	4,026,089	3,062,703	669,762	478,158	(3,761,387)	4,475,325
Provision for income taxes	—	—	164,460	103,286	—	267,746
Net income (loss) from continuing operations	4,026,089	3,062,703	505,302	374,872	(3,761,387)	4,207,579
Income from continuing operations attributable to non-controlling interests	—	170,259	—	—	—	170,259
Net income (loss) from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	$4,026,089	$2,892,444	$505,302	$374,872	$(3,761,387)	4,037,320
Net loss from discontinued operations						(105,574)
Net income attributable to Consolidated Water Co. Ltd. stockholders						$3,931,746

	Three Months Ended June 30, 2025
	Retail	Bulk	Services	Manufacturing	Corporate	Total
Revenue	$8,638,026	$8,274,816	$11,448,202	$5,230,035	$—	$33,591,079
Cost of revenue	3,775,758	5,738,907	8,056,883	3,187,546	—	20,759,094
Gross profit	4,862,268	2,535,909	3,391,319	2,042,489	—	12,831,985
General and administrative expenses	985,617	394,750	1,993,042	530,552	3,676,277	7,580,238
Gain on asset dispositions, net	840	—	31,177	—	—	32,017
Income (loss) from operations	3,877,491	2,141,159	1,429,454	1,511,937	(3,676,277)	5,283,764
Interest income	45,049	227,470	261,335	1	223,133	756,988
Interest expense	—	—	(1,185)	—	—	(1,185)
Income (loss) from affiliate	—	—	—	(259)	52,538	52,279
Other	7,395	6,942	(1,996)	90	(331)	12,100
Other income, net	52,444	234,412	258,154	(168)	275,340	820,182
Income (loss) before income taxes	3,929,935	2,375,571	1,687,608	1,511,769	(3,400,937)	6,103,946
Provision (benefit) for income taxes	—	—	414,180	381,627	—	795,807
Net income (loss) from continuing operations	3,929,935	2,375,571	1,273,428	1,130,142	(3,400,937)	5,308,139
Income from continuing operations attributable to non-controlling interests	—	129,378	—	—	—	129,378
Net income (loss) from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	$3,929,935	$2,246,193	$1,273,428	$1,130,142	$(3,400,937)	5,178,761
Net loss from discontinued operations						(82,556)
Net income attributable to Consolidated Water Co. Ltd. stockholders						$5,096,205

First Half Segment Results

	Six Months Ended June 30, 2026
	Retail	Bulk	Services	Manufacturing	Corporate	Total
Revenue	$17,238,005	$18,678,829	$22,836,917	$4,090,311	$—	$62,844,062
Cost of revenue	7,448,127	12,458,230	18,113,702	2,944,601	—	40,964,660
Gross profit	9,789,878	6,220,599	4,723,215	1,145,710	—	21,879,402
General and administrative expenses	1,802,106	744,370	3,260,317	1,004,980	7,850,317	14,662,090
Gain (loss) on asset dispositions, net	(52,165)	—	19,279	—	—	(32,886)
Income (loss) from operations	7,935,607	5,476,229	1,482,177	140,730	(7,850,317)	7,184,426
Interest income	75,052	362,319	485,054	1	370,387	1,292,813
Interest expense	—	—	(2,973)	—	(242)	(3,215)
Income (loss) from affiliates	—	—	—	(9,062)	122,092	113,030
Other	43,061	16,245	385	7,558	328	67,577
Other income (loss), net	118,113	378,564	482,466	(1,503)	492,565	1,470,205
Income (loss) before income taxes	8,053,720	5,854,793	1,964,643	139,227	(7,357,752)	8,654,631
Provision (benefit) for income taxes	—	—	480,509	(10,063)	—	470,446
Net income (loss) from continuing operations	8,053,720	5,854,793	1,484,134	149,290	(7,357,752)	8,184,185
Income from continuing operations attributable to non-controlling interests	—	326,394	—	—	—	326,394
Net income (loss) from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	$8,053,720	$5,528,399	$1,484,134	$149,290	$(7,357,752)	7,857,791
Net loss from discontinued operations						(148,616)
Net income attributable to Consolidated Water Co. Ltd. stockholders						$7,709,175

	Six Months Ended June 30, 2025
	Retail	Bulk	Services	Manufacturing	Corporate	Total
Revenue	$18,049,368	$16,686,532	$21,526,470	$11,044,094	$—	$67,306,464
Cost of revenue	7,481,821	11,322,996	16,118,760	7,244,615	—	42,168,192
Gross profit	10,567,547	5,363,536	5,407,710	3,799,479	—	25,138,272
General and administrative expenses	1,774,429	740,831	4,188,380	1,194,630	7,405,927	15,304,197
Gain on asset dispositions, net	30,816	—	29,636	—	—	60,452
Income (loss) from operations	8,823,934	4,622,705	1,248,966	2,604,849	(7,405,927)	9,894,527
Interest income	77,915	431,573	404,654	2	459,438	1,373,582
Interest expense	—	—	(2,713)	—	—	(2,713)
Income from affiliates	—	—	—	(34,263)	117,016	82,753
Other	35,703	21,875	(1,960)	164	(331)	55,451
Other income, net	113,618	453,448	399,981	(34,097)	576,123	1,509,073
Income (loss) before income taxes	8,937,552	5,076,153	1,648,947	2,570,752	(6,829,804)	11,403,600
Provision for income taxes	—	—	378,287	627,637	—	1,005,924
Net income (loss) from continuing operations	8,937,552	5,076,153	1,270,660	1,943,115	(6,829,804)	10,397,676
Income from continuing operations attributable to non-controlling interests	—	294,805	—	—	—	294,805
Net income (loss) from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	$8,937,552	$4,781,348	$1,270,660	$1,943,115	$(6,829,804)	10,102,871
Net income from discontinued operations						(215,637)
Net income attributable to Consolidated Water Co. Ltd. stockholders						$9,887,234

The following table presents the company’s revenue disaggregated by revenue source.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Retail revenue	$8,660,947	$8,638,026	$17,238,005	$18,049,368
Bulk revenue	9,934,060	8,274,816	18,678,829	16,686,532
Services revenue	11,585,573	11,448,202	22,836,917	21,526,470
Manufacturing revenue	2,689,782	5,230,035	4,090,311	11,044,094
Total revenue	$32,870,362	$33,591,079	$62,844,062	$67,306,464

Services revenue consists of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Construction revenue	$5,338,043	$2,825,935	$7,439,180	$5,044,167
Operations and maintenance revenue	6,044,002	8,255,408	14,932,460	15,980,704
Design and consulting revenue	203,528	366,859	465,277	501,599
Total services revenue	$11,585,573	$11,448,202	$22,836,917	$21,526,470

Conference Call

Consolidated Water management will host a conference call tomorrow to discuss these results, followed by a question-and-answer period.

Date: Tuesday, August 11, 2026

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Toll-free dial-in number: 1-844-875-6913

International dial-in number: 1-412-317-6709

Participant web phone: click here

Conference ID: 4016150

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you require any assistance connecting with the call, please contact Encore at 1-949-432-7450.

A replay of the call will be available after 1:00 p.m. Eastern time on the same day through August 18, 2026, as well as available for replay via the Investors section of the Consolidated Water website at www.cwco.com.

Toll-free replay number: 1-855-669-9658

International replay number: 1-412-317-0088

Replay ID: 4016150

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water treatment plants and water distribution systems. The company designs, constructs and operates seawater desalination facilities in the Cayman Islands, The Bahamas and the British Virgin Islands, and designs, constructs and operates water treatment and reuse facilities in the United States.

The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment.

For more information, visit cwco.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "intend", "expect", "should", "will" or similar expressions. These forward-looking statements include, but are not limited to, statements regarding the anticipated construction schedule and completion of the Kalaeloa desalination facility; the effect of permitting delays on that schedule; the company’s and the Honolulu Board of Water Supply’s efforts to mitigate those delays; the company’s ability to perform its design, build, operate and maintain obligations with respect to the Kalaeloa facility, including the anticipated 20-year operating term and any exercise of the related extension options; and the company’s ability to design, fabricate and deliver the Florida purchase orders on the anticipated schedule, including by November 2027. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, (i) continued acceptance of the company's products and services in the marketplace; (ii) changes in its relationships with the governments and clients of the jurisdictions in which it operates; (iii) the timing and outcome of permitting and other regulatory approvals affecting the Kalaeloa facility; (iv) the company’s ability to procure equipment and perform its contractual obligations on the anticipated timeline and budget, including with respect to the Kalaeloa facility and the Florida purchase orders; (v) the collection of its delinquent accounts receivable in The Bahamas; and (vi) various other risks such as economic, operational, and industry-specific risks, as detailed in the company's periodic report filings with the Securities and Exchange Commission (“SEC”). For more information about risks and uncertainties associated with the company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting the company’s Secretary at the company’s executive offices or at the “Investors – SEC Filings” page of the company’s website at ir.cwco.com/docs. Except as otherwise required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
David W. Sasnett
Executive Vice President and CFO
Tel (954) 509-8200
Email Contact

Investor & Media Contact:
Ron Both or Grant Stude
Encore Investor Relations
Tel (949) 432-7450
Email Contact

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2026	2025
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$132,629,006	$123,788,390
Accounts receivable, net	28,627,416	32,768,537
Inventory	3,938,124	3,736,845
Prepaid expenses and other current assets	5,338,714	5,927,675
Contract assets	3,210,683	3,290,815
Current assets of discontinued operations	130,470	124,630
Total current assets	173,874,413	169,636,892
Property, plant and equipment, net	59,456,076	55,151,758
Construction in progress	4,084,969	6,695,656
Inventory, noncurrent	5,740,401	5,563,142
Investment in affiliates	1,110,504	1,186,849
Goodwill	12,861,404	12,861,404
Intangible assets, net	1,956,703	2,101,555
Operating lease right-of-use assets	2,744,138	2,930,441
Other assets	1,039,893	1,437,648
Total assets	$262,868,501	$257,565,345

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$10,596,335	$9,620,880
Accrued compensation	2,742,935	3,039,142
Dividends payable	2,281,679	2,285,317
Current maturities of operating leases	769,837	661,047
Current portion of long-term debt	13,110	47,549
Contract liabilities	12,407,026	11,528,634
Deferred revenue	104,847	248,719
Current liabilities of discontinued operations	319,693	271,159
Total current liabilities	29,235,462	27,702,447
Long-term debt, noncurrent	2,875	25,954
Deferred tax liabilities	554,290	707,444
Noncurrent operating leases	1,999,465	2,297,161
Other liabilities	78,000	153,000
Total liabilities	31,870,092	30,886,006
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 47,734 and 39,507 shares, respectively	28,640	23,704
Common stock, $0.60 par value. Authorized 49,800,000 and 24,800,000 shares, respectively; issued and outstanding 16,000,190 and 15,945,233 shares, respectively	9,600,114	9,567,140
Additional paid-in capital	96,048,795	95,310,630
Retained earnings	119,965,649	116,749,048
Total Consolidated Water Co. Ltd. stockholders' equity	225,643,198	221,650,522
Non-controlling interests	5,355,211	5,028,817
Total equity	230,998,409	226,679,339
Total liabilities and equity	$262,868,501	$257,565,345

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$32,870,362	$33,591,079	$62,844,062	$67,306,464
Cost of revenue	21,906,973	20,759,094	40,964,660	42,168,192
Gross profit	10,963,389	12,831,985	21,879,402	25,138,272
General and administrative expenses	7,243,022	7,580,238	14,662,090	15,304,197
Gain (loss) on asset dispositions, net	24,319	32,017	(32,886)	60,452
Income from operations	3,744,686	5,283,764	7,184,426	9,894,527

Other income (expense):
Interest income	645,585	756,988	1,292,813	1,373,582
Interest expense	(479)	(1,185)	(3,215)	(2,713)
Equity in the earnings of affiliates	61,421	52,279	113,030	82,753
Other	24,112	12,100	67,577	55,451
Other income, net	730,639	820,182	1,470,205	1,509,073
Income before income taxes	4,475,325	6,103,946	8,654,631	11,403,600
Provision for income taxes	267,746	795,807	470,446	1,005,924
Net income from continuing operations	4,207,579	5,308,139	8,184,185	10,397,676
Income from continuing operations attributable to non-controlling interests	170,259	129,378	326,394	294,805
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	4,037,320	5,178,761	7,857,791	10,102,871
Net loss from discontinued operations	(105,574)	(82,556)	(148,616)	(215,637)
Net income attributable to Consolidated Water Co. Ltd. stockholders	$3,931,746	$5,096,205	$7,709,175	$9,887,234

Basic earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.25	$0.33	$0.49	$0.63
Discontinued operations	(0.01)	(0.01)	(0.01)	(0.01)
Basic earnings per share	$0.25	$0.32	$0.48	$0.62

Diluted earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.25	$0.32	$0.49	$0.63
Discontinued operations	(0.01)	—	(0.01)	(0.01)
Diluted earnings per share	$0.24	$0.32	$0.48	$0.62

Dividends declared per common and redeemable preferred shares	$0.14	$0.14	$0.28	$0.25

Weighted average number of common shares used in the determination of:
Basic earnings per share	16,000,190	15,916,685	16,000,136	15,916,278
Diluted earnings per share	16,108,177	16,044,311	16,107,696	16,043,532